GREAT PLAINS ENERGY COMPLETES ACQUISITION OF AQUILA

FIRST OPERATING DAY OF NEW COMPANY IS MONDAY, JULY 14

Kansas City, Mo. (July 14, 2008) — Great Plains Energy (NYSE: GXP) today announced the completion of its acquisition of Aquila, Inc. (NYSE: ILA).  Beginning today, Aquila’s Missouri electric utility business will operate under the brand name of Great Plains Energy’s subsidiary, KCP&L.

“Today is an important day for our region,” announced Michael Chesser, Chairman and Chief Executive Officer of Great Plains Energy.  “Our acquisition of Aquila will create significant savings for both Aquila and KCP&L customers.  In today’s rising-cost environment, this transaction is just one part of our plan to maintain affordable energy prices for the customers and communities we serve.”

Families, businesses and communities are all facing the impact of higher oil prices, food prices and raw material costs.  Utilities face these same cost pressures.  Savings resulting from the integration of KCP&L and Aquila operations are expected to generate approximately $198 million of customer savings by 2013 and $547 million by 2017.  These savings will be passed on to customers and will help reduce future rate increases.

With the addition of Aquila’s 300,000 Missouri electric utility customers in adjacent service territories, the companies will provide electric service to approximately 800,000 residential and business customers in 47 counties in Missouri and Kansas.  Customers should experience seamless service during the integration of Aquila and KCP&L.

One change all customers will notice is the new KCP&L logo (see logo at top of page), which was publicly unveiled today as part of the beginning of the newly integrated operations of the companies.  The design of the logo was created to convey movement and energy, reflecting our innovative and proactive approach to meeting tomorrow’s energy needs.

In connection with the transaction, KCP&L hired approximately 900 Aquila employees, raising the number of employees at KCP&L to nearly 3,100.

“We are proud to welcome Aquila’s employees and customers to the KCP&L family,” Chesser said. “The integration of KCP&L and Aquila operations creates a solid platform of customer, community and shareholder value and is a critical part of our plan to provide clean, affordable and reliable energy to our region for generations to come.”

It is important to note new customer contact information, effective immediately:

To report emergencies or outages:
1-888-LIGHT-KC (544-4852)

For service-related needs or billing questions:
Metropolitan Kansas City: (816) 471-KCPL (5275)
Toll-free: 1-888-471-KCPL (5275)

Complete account- and service-related assistance, outage reporting and bill payment information are also available online at www.kcpl.com. For more information about the acquisition, please visit www.oneregionalutility.com.

As a result of the acquisition, each outstanding share of Aquila’s common stock was converted into the right to receive 0.0856 of a share of Great Plains Energy common stock and $1.80 in cash. Immediately prior to the Aquila acquisition, Black Hills Corporation (NYSE: BKH) acquired from Aquila its electric utility in Colorado and natural gas utility properties in Colorado, Kansas, Nebraska and Iowa for approximately $909 million in cash, after estimated closing adjustments. Aquila shareholders holding physical stock certificates will receive share exchange instructions in the next few weeks.

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FORWARD-LOOKING STATEMENTS

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including retirement compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisition or divestiture plans (including the integration of Aquila and KCP&L operations and the timing and amount of resulting synergies and savings), and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

Great Plains Energy Contacts:
Media: Matt Tidwell, director of corporate communications, 816-556-2069,
matt.tidwell@kcpl.com

Investors: Ellen Fairchild, director of investor relations, 816-556-2083,
ellen.fairchild@kcpl.com

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